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                                                                Exhibit 99.4

                               CERTIFICATE OF AMENDMENT
                                          TO
                              ARTICLES OF INCORPORATION
                                          OF
                                     ZAPPCO, INC.


    The undersigned, being the Chief Executive Officer and Secretary of Zappco, Inc., a Minnesota corporation, do hereby certify that the following amendment to Article VII of the Articles of Incorporation was adopted by vote of the Shareholders and Directors of the corporation on September 4, 1987 and shall read as follows:

                                     ARTICLE VII

         The aggregate number of shares which this Corporation shall have authority to issue is 35,000 shares, of which 25,000 shares shall be known as "Common Stock", and 10,000 shares shall be known as "Perpetual Preferred Stock".

         The 25,000 shares of Common Stock shall be voting stock and have a par value of $1.00 per share, and an aggregate par value of $25,000.00. The 10,000 shares of Perpetual Preferred Stock shall be non-voting and have a par value of $100.00 per share, and an aggregate par value of $1,000,000.00.

         A. The holders of the Perpetual Preferred Stock shall be entitled to receive out of earnings or surplus legally available therefor, semi-annual dividends payable in cash at such times and rates as shall be determined by the Board of Directors. Such dividends shall be paid before any dividends shall be set apart or paid on the Common Stock. Should the surplus or net profits arising from the business of the corporation prior to any dividend day be insufficient to pay dividends on the Perpetual Preferred Stock, such dividends shall be payable from future profits, and no dividends shall, at any time, be paid on the Common Stock, until the full amount owing on all the Perpetual Preferred Stock shall have been paid or set apart.

         B. In the event of liquidation or dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of the Perpetual Preferred Stock shall be entitled to be paid One Hundred and no/100 ($100.00) Dollars per share and the unpaid dividends accrued thereon before any amount shall be paid to the holders of the Common Stock; and, after the payment thereof the remaining assets and funds shall be divided

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              and paid to holders of the Common Stock pro rata according to their respective shares.

         C. The Corporation shall have the right from time to time to purchase, redeem, retire and cancel any or all of the outstanding Perpetual Preferred Stock of the Corporation, on any date upon 30 days' or more written notice to the holder or holders of the Perpetual Preferred Stock, in such manner and amounts as the Board of Directors may determine, by paying to the respective holders of the stocks so retired a sum equal to One Hundred and no/100 ($100.00) Dollars per share of the stock so retired and canceled, together with all unpaid accumulated dividends thereon, if any.

         D. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally advisable therefor, dividends, payable either in cash, in property or in shares of the Capital Stock of the Corporation, provided that all dividends due and owing the holders of the Perpetual Preferred shares of stock have been paid.

         E. All shares of stock may be allotted as and when the Board of Directors shall determine and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to each class of shares then unalloted, any and all of the following:
              the dividend rate; the redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or any series of any class, or the number of shares constituting the series of any class.

         F. The Board of Directors shall have the power to fix the terms, provisions and conditions of options to purchase or subscribe for, or rights to convert any of its securities into, shares of any class or classes, including the price and conversion basis thereof, and authorize the issuance thereof.

         G. The Board of Directors shall have the power to issue, upon authorization of the shareholders, any such other equity instruments, which may or may not be convertible to shares of any class of stock of the Corporation, for the purpose of increasing the Corporation's total capital.


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         H.   No holder of any class of stock of the Corporation shall be entitled to any cumulative voting rights.

         I. No holder of stock of the Corporation shall have any preferential, pre-emptive or other right of subscription to any shares or any class of stock of the Corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations convertible into stock of the Corporation of any class, nor any right of subscription to any part thereof.

    IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 4th day of September, 1987.



                                    /s/Edward Zapp
                                  -----------------------------------
                                  President and Chief Executive Officer


                                   /s/Gerald Plachecki
                                  -----------------------------------
                                  Secretary


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